Preferred Apartment Communities, Inc. Increases Quarterly Common Stock Dividend and Announces Monthly Preferred Stock Dividend
Atlanta, GA, August 2, 2012

Preferred Apartment Communities, Inc. (NYSE MKT: APTS), or the Company, today announced that its Board of Directors has declared a quarterly dividend on its common stock of $0.14 per share for the third quarter 2012, an increase of approximately 7.7% from the prior quarterly dividend rate of $0.13 per share paid to common stockholders for the first two quarters of 2012. The dividend is payable on October 15, 2012 to all common stockholders of record as of September 28, 2012.

The Company also announced today that its Board of Directors declared the following monthly dividends for August 2012 on its Series A Redeemable Preferred Stock, payable September 20, 2012 to applicable preferred stockholders of record as of August 31, 2012:

CUSIP #	Dividend Per Share
74039L 202	$5.00(1)
74039L 301	$5.00(1)
74039L 400	$5.00(1)
74039L 707	$5.00(1)
74039L 806	$7.50(2)
74039L 889	5/17/2003

(1)	This dividend represents $5.00 per share for the full monthly period in August 2012.

(2)
This dividend represents $5.00 per share for the full monthly period in August 2012 and $2.50 per share for the period beginning on the original issue date of the shares on July 17, 2012 and ending on July 31, 2012.

(3)	This dividend represents $5.00 per share for the full monthly period in August 2012 and $0.17 per share for the day of initial issuance of the shares on July 31 30, 2012.

About Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc. is a Maryland corporation formed primarily to acquire and operate multifamily properties in select targeted markets throughout the United States. As part of our property acquisition strategy, we may enter into forward purchase contracts or purchase options for to-be-built multifamily communities and we may make mezzanine loans, provide deposit arrangements, or provide performance assurances, as may be necessary or appropriate, in connection with the construction of these properties. As a secondary strategy, we also may acquire senior mortgage loans, subordinate loans or mezzanine debt secured by interests in multifamily properties, membership or partnership interests in multifamily properties and other multifamily related assets and invest not more than 10% of our total assets in other real estate related investments, as determined by our manager as appropriate for us. Preferred Apartment Communities, Inc. has elected to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended.

SOURCE: Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc.
Leonard A. Silverstein 770-818-4147
Executive Vice President
Email: lsilverstein@pacapts.com